                                                                 Exhibit 10(b)-3




                             PRIEST RAPIDS PROJECT

                             PRODUCT SALES CONTRACT

                               INDEX TO SECTIONS

Section                                                               Page
-------                                                               ----
Section 1.     Term of Contract......................................    1
Section 2.     Definitions...........................................    1
Section 3.     Priest Rapids Project Products and Purchaser Product
               Percentages; Regulatory Approvals.....................    6
Section 4.     Treatment of the Sale of the Reasonable Portion.......    9
Section 5.     Determination of Product Availability, District
               Reserved Share and Risk Premium.......................   10
Section 6.     Annual Power Costs....................................   12
Section 7.     Payment for Priest Rapids Project Products and
               Risk Premium..........................................   16
Section 8.     Support and Cooperation...............................   19
Section 9.     Scheduling of Deliveries of Surplus and Displacement
               Products..............................................   20
Section 10.    Payment of Proceeds From the Sale of Displacement
               Product...............................................   23
Section 11.    Point of Delivery.....................................   23
Section 12.    Metering and Transmission Losses......................   23
Section 13.    Information to be Made Available to the Purchaser.....   23
Section 14.    Insurance.............................................   24
Section 15.    Additional Facilities and Products....................   24
Section 16.    Project Integration...................................   26
Section 17.    Liability of Parties..................................   26
Section 18.    Notices and Computation of Time.......................   27
Section 19.    District's Bond Resolutions and License...............   27
Section 20.    Governing Law.........................................   27
Section 21.    Assignment of Contract................................   27
Section 22.    Remedies on Default...................................   27
Section 23.    Venue and Attorney Fees...............................   29
Section 24.    Compliance With Law...................................   29
Section 25.    Headings..............................................   30
Section 26.    Entire Agreement; Modification; Conflict in
               Precedence............................................   30
Section 27.    No Partnership or Third Party Rights..................   30
Section 28.    Purchasers' Committee; Arbitration....................   30
Section 29.    Representations and Warranties........................   31
Section 30.    Counterparts..........................................   32

Exhibits
Exhibit A--Monthly Amounts of Displacement Resource
Exhibit B--Bond Resolution Sections
Exhibit C--Areas Served Outside Grant County

                  PRIEST RAPIDS PROJECT PRODUCT SALES CONTRACT

                                  Executed by
                         PUBLIC UTILITY DISTRICT NO. 2
                                OF GRANT COUNTY
                                      And
                               AVISTA CORPORATION

This contract is entered into as of December 12, 2001 between Public Utility District No. 2 of Grant County, Washington (the "District"), a municipal corporation of the State of Washington, and Avista Corporation (the "Purchaser"), a corporation organized and existing under the laws of the State of Washington. The District and the Purchaser are referred to as a "Party" and collectively as "Parties."

SECTION 1. TERM OF CONTRACT
(a) Except as otherwise provided herein, this contract shall be in full force and effect from and after it has been executed by the District and the Purchaser. Unless sooner terminated pursuant to other provisions, this contract shall remain in effect until the earlier of expiration or termination of the New FERC License or such time that the District no longer has authority to market Priest Rapids Project Products. Except as otherwise provided herein, all obligations accruing under this contract are preserved until satisfied.

(b) By executing this contract, the Purchaser has exercised all of the Purchaser's rights, and the District has fulfilled and satisfied all of the District's obligations, under Section(1)(b) of the 1956 and 1959 Contracts. Upon execution of this contract by the District and the Purchaser,
    Section 1(b) of the 1956 and 1959 Contracts shall have no further force or effect; provided, however, by executing this contract the Parties intend to preserve the right of Purchaser to exercise the first right of refusal under
    Section 1(b) of the 1956 and 1959 Contracts against a successor licensee other than the District.

(c) Notwithstanding Section 1(a), the affirmative obligations of the Parties in Sections 3(a), (b) and (c), 4 through 7, 9 through 14, 16, 17 and 28 (a) and
    (b)(1-4) shall take effect on November 1, 2005.

(d) Parties to the 1956 Contract and the Idaho Cooperatives shall have until October 31, 2005 to execute this contract. Parties to the 1959 Contract shall have until October 31, 2009 to execute this contract.

SECTION 2. DEFINITIONS.
As used in this contract, the following terms when initially capitalized shall have the following meanings:

"1956 Contract" shall mean the contract entered into by the District and various parties during May 1956 for the sale of capacity and energy from the Priest Rapids Development as supplemental and amended from time to time.

"1959 Contract" shall mean the contract entered into by the District and various parties during June 1959 for the sale of capacity and energy from the Wanapum Development as supplemented and amended from time to time.

"Annual FERC License" shall mean a license for the Priest Rapids Project issued by FERC to the District for an interim period before a New FERC License.

"Bond Resolution" shall mean each and all of the resolutions adopted by the District authorizing the issuance of outstanding Debt for the Priest Rapids Project.

"Contract Year" shall mean the 12 month period commencing at 12:01 a.m. on January 1 of each year and ending at 12:01 a.m. on the following January 1; provided, however, that the first Contract Year shall commence on November 1, 2005, and end the following January 1, 2006, and that the last Contract Year shall end on the last day of the New FERC License, or such time that the District no longer has authority to market Priest Rapids Project Products.

"Contract(s)" shall mean this contract and similar contracts between the District and other Purchasers.

"Debt" shall mean any bonds, notes, or other debt obligations of the District, including, but not limited to all bonds outstanding at the effective date of this contract, a line of credit, installment purchase agreement, financing lease, interfund loan, derivative securities or payment obligations and any other obligation for borrowed money, the proceeds of which will be used for the benefit of the Priest Rapids Project, including to finance betterments, renewals, replacements and additions to the Priest Rapids Project, to refund other debt, or any other lawful purpose related to the Priest Rapids Project. Debt does not include the Columbia River-Priest Rapids Hydro-Electric Production System Revenue Bonds, Series 1956, which have been paid, or the Wanapum Hydroelectric Refunding Revenue Bonds, Series 1963, which are scheduled to be repaid on or prior to January 1, 2004.

"Displacement Resource" means the monthly amounts of capacity and energy set forth in Exhibit A to this contract. If the District obtains a Replacement Contract, or if the District and the Purchaser mutually agree in writing to use some other resource as a Displacement Resource, the District and the Purchaser will revise Exhibit A to reflect the capacity and energy of such Replacement Contract or resource.

"Electric System" shall mean the separate electric utility system of the District, including all associated generation, transmission and distribution facilities and any betterments, renewals, replacements and additions of such system, but does not include the Priest Rapids Project or any other utility properties designated as a separate utility system of the District.

"Eligible Purchasers" means the parties to the 1956 and 1959 Contracts, and the Kootenai Electric Cooperative, Inc., Clearwater Power Company, Idaho County Light and Power Cooperative Association, Inc., Northern Lights, Inc. and the electric cooperative members of the

Snake River Power Association, Inc. (collectively, the "Idaho Cooperatives") as of October 31, 2000.

"FERC" shall mean the Federal Energy Regulatory Commission or its successor.

"FERC License" shall mean any license for the Priest Rapids Project issued by FERC to the District.

"Market Price" shall mean the price (in dollars per megawatt-hour) on the wholesale power market for firm power in amounts equal to the Surplus Product and Displacement Product, respectively, forecast to be available to Purchaser during the next Contract Year pursuant to Sections 5(d) and 5(h), multiplied by such amounts of Surplus Product and Displacement Product.

"Marketing Plan" shall mean the plan for making available in a fair, equitable, and non-discriminatory manner pursuant to market-based principles and procedures the Reasonable Portion as required by applicable law or PL 83-544 Orders.

"New FERC License" shall mean the license issued by FERC to the District following the expiration of the Original FERC License for operation of the Priest Rapids Project for a duration of 30 years or longer, not including any subsequent annual or other license.

"Operating Agreements" shall mean any agreements to which the District is or may become a party, which provide for operation of the Priest Rapids Project, including but not limited to, the Pacific Northwest Coordination Agreement, the Agreement for the Hourly Coordination of Projects on the Mid-Columbia River, the Western Systems Coordinating Council Agreement, the Agreement Relating to Wanapum Development Encroachment on the Rock Island Project and the Northwest Power Pool, which is the voluntary association of utilities formed in the Pacific Northwest for the purpose of ensuring the adequacy and reliability of the electric power systems in the Pacific Northwest.

"Original FERC License" shall mean the Federal Power Commission License for the Priest Rapids Project issued to the District on November 4, 1955, together with amendments thereto.

"Pacific Northwest" shall have the meaning ascribed thereto in Section 3(14) of the Regional Act.

"Priest Rapids Development" shall mean the separate utility system of the District, including a dam at the Priest Rapids Development, all generation and transmission facilities associated therewith, and all betterments, renewals, replacements, and additions to such system, as further described in Section
2(f) of Exhibit 1 of District Resolution No. 390 which is attached as Exhibit
B, but shall not include any additional generation, transmission and distribution facilities hereafter constructed or acquired by the District as a part of the Electric System or the Wanapum Development or any other utility properties of the District acquired or constructed as a separate utility system.

"Priest Rapids Project" shall mean the hydroelectric project on the Columbia River in the State of Washington designated by the Federal Power Commission as Project No. 2114. The Priest Rapids Project consists of the Priest Rapids Development and the Wanapum Development.

"Priest Rapids Project Output" shall mean the amount of capacity, energy (both firm and non-firm), pondage, reactive power, ancillary services and any other product from the Priest Rapids Development from November 1, 2005 to November 1, 2009 and from the Priest Rapids Project from November 1, 2009 through the term of this contract under the operating conditions which exist during the term, including periods when the Priest Rapid Project may be wholly or partially inoperable for any reason, after correction for encroachment, Canadian entitlement, station and project use, and depletions required by the FERC License or other regulatory requirements.

"Priest Rapids Project Products" means those products that the District agrees to sell to the Purchaser, and the Purchaser agrees to purchase as more particularly described in Sections 3 and 5 hereof, and is limited to the Surplus Product and the Displacement Product.

"Prudent Utility Practice" means those practices, methods and acts which: (i) when engaged in are commonly used in prudent engineering and operations to operate electric equipment and associated mechanical and civil facilities lawfully and with safety, reliability, efficiency and expedition or (ii) in the exercise of reasonable judgment considering the facts known when engaged in, could have been reasonably expected to achieve the desired result consistent with applicable law, safety, reliability, efficiency and expedition. "Prudent Utility Practice" is not intended to be the optimum practice, method or act, to the exclusion of all others, but rather to be a spectrum of commonly used practices, methods or acts.

"Public Law 83-544" (or "PL 83-544") shall mean the legislation passed by the 83rd Congress authorizing the District to develop the Priest Rapids Project.

"Purchasers" shall mean the Purchaser and each person or entity that has entered into a contract with the District substantially similar to this contract.

"Purchaser Product Percentage" shall mean the fixed percentage (stated to the second decimal point, e.g., 0.01%) as set forth in Section 3 for each of the individual Priest Rapids Project Products made available under this contract. For parties to the 1956 and 1959 Contracts, Purchaser Product Percentage for any one Priest Rapids Project Product in this contract may not exceed twice the average of their participation in the 1956 and 1959 Contracts except that for those Purchasers that were parties to the 1956 Contracts but were not parties to the 1959 Contracts their Purchaser Product Percentage for the period November 1, 2005 to October 31, 2009 may not exceed twice their participation in the 1956 Contract. For any individual Idaho Cooperative, Purchaser Product Percentage shall not exceed the Purchaser Product Percentage of any individual party to the 1956 or 1959 Contract that is one of the Purchasers except when the provisions of Section 3(c) are applied. Each of such fixed percentages is subject to revision pursuant to Sections 3(c), (d), (e), (f), and 5(j).

"Reasonable Portion" shall mean that 30% portion of the Priest Rapids Project Output required by FERC pursuant to Public Law 83-544 to be offered for sale by the District.

"Regional Act" shall mean Public Law 96-501, the Pacific Northwest Electric Power Planning and Conservation Act.

"Risk Premium" shall mean the sum of the following: (i) for the Surplus Product, the positive difference for a year determined by subtracting from the Market Price of the Surplus Product the cost to the Purchaser of the Surplus Product during each year pursuant to Section 7(a)(3); and (ii) for the Displacement Product, the positive difference for a year determined by subtracting from the Market Price of the Displacement Product the cost to the Purchaser of the Displacement Product during each year pursuant to Section 7(a)(4).

"Risk Premium Revenues" shall mean the payments received by the District from all Purchasers pursuant to Section 7(a)(5).

"Uncontrollable Forces" shall mean any cause reasonably beyond the control of the Party and which the Party subject thereto has made reasonable efforts to avoid, remove or mitigate, including but not limited to acts of God, fire, flood, explosion, strike, sabotage, act of the public enemy, civil or military authority, including court orders, injunctions, and orders of government agencies with proper jurisdiction, insurrection or riot, an act of the elements, failure of equipment or contractors, or inability to obtain or ship materials or equipment because of the affect of similar causes on suppliers or carriers; provided, however, that in no event shall an Uncontrollable Force excuse the Purchaser from the obligation to pay any amount when due and owing under this contract.

"Wanapum Development" shall mean the second stage of the Priest Rapids Project as more fully described in Section 2.2 of District Resolution No. 474, which is attached as Exhibit B, but shall not include any generation, transmission and distribution facilities hereafter constructed or acquired by the District as a part of the Electric System or the Priest Rapids Development, or any other utility properties of the District acquired or constructed as a separate utility system.

The following terms are defined in the cited sections of this contract:

     "Act of Default" at Section 22(a).
     "Annual Power Costs" at Section 6(a).
     "Committee" at Section 28.
     "Coverage Requirement" at Section 6(a)(9).
     "Displacement Product" at Section 3(b).
     "District Reserved Share" at Section 5(b)(3).
     "Estimated District Loads" at Section 5(b)(1).
     "Estimated Unmet District Loads" at Section 5(f).
     "Excess Costs" at Section 7(g).
     "Financing Costs" at Section 6(a)(3).
     "Idaho Cooperatives" at "Eligible Purchasers."
     "Improvements" at Section 5(j)(4).
     "New FERC License Costs" at Section 6(a)(6).
     "Party" and "Parties" at the Preamble.
     "PL 83-544 Orders" at Section 3(f).
     "Purchaser Actual Cost" at Section 7(g).
     "Purchaser Allocation of Pondage" at Section 9(d)(5).
     "Purchaser Estimated Cost" at Section 7(a)(8).

     "Purchaser Power Allocation" at Section 5(b)(4).
     "Purchaser Product Percentage of Displacement Product" at Section 3(b). "Purchaser Product Percentage of Surplus Product" at Section 3(a). "Purchaser Risk Premium" at Section 7(a)(5).
     "Refund Costs" at Section 7(g).
     "Replacement Contract" at Section 3(b).
     "Rock Island Hydroelectric Project" at Section 16(b).
     "Supplemental Displacement Product Agreement" at Section 3(b).
     "Surplus Product" at Section 3(a).

SECTION 3. PRIEST RAPIDS PROJECT PRODUCTS AND PURCHASER PRODUCT PERCENTAGES; REGULATORY APPROVALS.

Upon execution of this contract, Purchaser shall select a Purchaser Product Percentage for each of the Priest Rapids Project Products described below; provided, however, that Purchaser must select a Purchaser Product Percentage of Surplus Product other than zero in order to select Purchaser Product Percentage for Displacement Product. Each of the Purchaser Product Percentages selected may be a difference percentage, and the Purchaser Product Percentages for Displacement Product may be zero.

(a) SURPLUS PRODUCT. The District desires to market Priest Rapids Project Output that is surplus to its needs. To minimize the volatility of such marketing and in order to achieve stable retail rates, the District desires to market this surplus in a manner that the Purchaser assumes the uncertainty of future Priest Rapids Project Output, costs and market prices. To accomplish these objectives the District believes that the price for the Surplus Product should be at cost.

     The District shall sell to the Purchaser and the Purchaser shall purchase 25 percent of Surplus Product ("Purchaser Product Percentage of Surplus Product"). The amount and cost of the Surplus Product is defined in Sections 5 and 6, respectively.

     (b) DISPLACEMENT PRODUCT. The District desires to enhance its success in obtaining a New FERC License by making available to other electric utilities in the Pacific Northwest benefits that would not otherwise be possible but for the Priest Rapids Project. For this purpose, the District may, pursuant to this contract, offer the Purchaser Priest Rapids Project Output that otherwise would be used by the District to meet Estimated District Loads but for capacity and energy acquired by the District from Displacement Resources.

     The District shall sell to the Purchaser and the Purchaser shall purchase 25 percent of Displacement Product ("Purchaser Product Percentage of Displacement Product"). The amount and cost of Displacement Product is defined in Sections 5 and 6, respectively. The Displacement Product does not entail the resale of federal power available to the District.

     By notification to the District by October 1, 2005, the Purchaser may elect to have the District market the Purchaser Product Percentage of the Displacement Product pursuant to a supplementary agreement between the Purchaser and the District. The District will assign to the Purchaser the cost incurred by the District in marketing such Displacement Product.

     The District may at its discretion seek a resource to extend the availability of the capacity and energy identified in Exhibit A beyond 2011 ("Replacement Contract"). If the District has determined to not seek a Replacement Contract, nevertheless upon the request of the Purchaser and after execution of an agreement or agreements ("Supplemental Displacement Product Agreement") by the District and all requesting Purchasers setting forth the term of the Replacement Contract, the product to be purchased, and the obligation of requesting Purchasers to pay the District an amount equal to any and all costs, charges, surcharges and penalties payable under such Replacement Contract, the District will use reasonable efforts to obtain a Replacement Contract. If such a Replacement Contract is obtained, an amount equal to the capacity and energy available thereunder will be offered to the Purchaser pursuant to the terms of this contract as the Displacement Product, subject to the terms of any Supplemental Displacement Product Agreement.

(c) REALLOCATION. If collectively Purchasers subscribe to Purchaser Product Percentages for any Priest Rapids Project Product that total more than 100%, either initially or at any time before the time limits set forth in
     Section 1(d), then Purchaser Product Percentages for such Priest Rapids Project Product will be determined as follows; provided, however, that the application of the following formula shall not result in the Purchaser being assigned a Purchaser Product Percentage larger than that included in this contract on the date of execution:

     (1) Step 1. Each such Priest Rapids Project Product will be divided between parties to the 1956 and 1959 Contracts, as a group, and the Idaho Cooperatives, as a group, in proportion to the number of retail electric customers located in the Pacific Northwest (determined by the number of retail meters) served by each group as of October 31, 2000.

     (2) Step 2. Each Purchaser Product Percentage of such Priest Rapids Project Product will be determined as follows:

         (A)For parties to the 1956 and 1959 Contracts, the proportion of such Priest Rapids Project Product from Step 1 above will be distributed to individual Purchasers as follows:

            (i) For November 1, 2005 through October 31, 2009 the Surplus Product shall be distributed in proportion to participation in the 1956 Contract and the Displacement Product shall be distributed in proportion to participation in the 1956 Contract and 1959 Contract weighted 25% and 75%, respectively.
            (ii) For the period after November 1, 2009 the Surplus Product and Displacement Product shall be distributed in proportion to the sum of participation in the 1956 Contract and 1959 Contract divided by two.
            (iii) Notwithstanding any other provision of this contract, for those Eligible Purchasers that sign this contract after December 31, 2001, the Purchaser Product Percentage for the Surplus Product and the Displacement Product may not exceed the average of the Purchaser's Power Allocations, as those terms are defined in the 1956 and 1959 Contracts, divided by
                    63.5 percent.
            (iv) Notwithstanding any other provision of this contract, for those Eligible Purchasers that sign this contract after October 31, 2005, their participation in the Priest Rapids Development shall be deemed to be zero for purposes of determining their Purchaser Product Percentage for the Surplus Product and the Displacement Product under this contract.

          (B)For the Idaho Cooperatives, the proportion of such Priest Rapids Project Product from Step 1 will be distributed to individual cooperatives in proportion to the number of retail electric customers located in the Pacific Northwest (determined by number of retail meters) each cooperative served as of October 31, 2000.

(d) If the reallocation procedure of Section 3(c) is implemented, then for the period November 1, 2005 through October 31, 2009, the following shall apply to those Purchasers who were parties to the 1956 Contracts but were not parties to the 1959 Contracts:

    (1) The Purchaser Product Percentage of Displacement Product shall be adjusted to be in proportion to participation in the 1956 Contract (the Purchaser's percent participation in the 1956 Contract divided by 63.5%).
    (2) The District shall be obligated to provide the Displacement Product pursuant to Section 5 using the Purchaser Product Percentage of Displacement Product as calculated pursuant to Section 3(d)(1), and the Purchaser shall be obligated to make payments for the Displacement Product pursuant to Sections 6 and 7 using such Purchaser Product Percentage of Displacement Product.

    The adjustments to Purchaser Product Percentage of Displacement Product will have no effect on the Purchaser Product Percentage of any other Product hereunder, nor on the Purchaser Product Percentage of any other Purchaser.

(e) If a Contract with one of the Purchasers is terminated pursuant to Section 22 as a result of such Purchaser's Act of Default, the District shall give the non-defaulting Purchasers notice of such default. Beginning with the first month that is at least 30 days following such notice, the Purchaser Product Percentages of Surplus and Displacement Products (other than zero) of non-defaulting Purchasers shall be increased pro rata until either: (i) the Purchaser Product Percentages of Surplus and Displacement Products of the defaulting Purchaser have been fully allocated or (ii) a further pro rata increase to the Purchaser Product Percentages of Surplus and Displacement Products of the non-defaulting Purchasers would adversely affect the tax-exempt status of any outstanding Debt. In the event of (ii), the portion of the Purchaser Product Percentages of Surplus and Displacement Products of the defaulting Purchaser not yet allocated will be offered to all Purchasers that can accept such allocation without adversely affecting the tax-exempt status of any outstanding Debt. If after such offer there remains some portion of the Purchaser Product Percentages of Surplus and Displacement Products of the defaulting Purchaser not yet allocated, the District, at its discretion may elect to accept such unallocated portion. If after all of the foregoing there remains unallocated Purchaser Product Percentages of Surplus and Displacement Products of the defaulting Purchaser, the Purchaser Product Percentages of Surplus and Displacement Products (other than zero) of non-defaulting Purchasers shall be increased pro rata based on each such non-defaulting Purchaser's Purchaser Product Percentages of Surplus and Displacement Products before any allocation under this Section 3(c). In the event that the allocation described in the immediately preceding sentence adversely affects the tax-exempt status of Debt, any increased costs resulting therefrom will be included in Annual Power Costs. Nothing in this subsection is intended to limit any claims the non-defaulting Purchasers may assert against the defaulting Purchaser.

(1) REGULATORY APPROVALS. The District and the Purchaser believe that this contract fully complies with the requirements of Public Law 83-544. FERC has ordered that a Reasonable Portion of the Priest Rapids Project Output be offered for sale based on market principles and that Eligible Purchasers are to receive a meaningful priority. Additionally, FERC has stated that the District may negotiate power contracts as part of the license application process provided that implementation of such contracts is contingent on receipt of license authority. The District and the Purchaser agree that nothing in this contract limits in any way the District's ability to conform to these FERC requirements. Nothing in this contract, other than Section 8, limits the ability of the Purchaser from participating in any FERC or court proceedings that may address Public Law 83-544.

     The Parties understand that FERC's orders of February 11, 1998 and June 12, 1998 in Docket No. EL95-35 (the "PL 83-544 Orders") require the District, as part of its application for a New FERC License, to file the Marketing Plan for making available the Reasonable Portion in a fair, equitable and non-discriminatory manner pursuant to market-based principles and procedures. The Parties further understand and agree that nothing in this contract is intended to affect or limit in anyway the right of the District to develop and file the Marketing Plan which it determines is consistent with the PL 85-544 Orders.

     In the event that FERC or a court of competent jurisdiction shall by order determine that any provision of this contract violates a requirement of either PL 83-544 or of any of the PL 83-544 Orders, the Parties shall, within 30 days of the entry of such an order, commence negotiations for the purpose of reaching agreement on such amendments to this contract, if any, as may be needed for the purpose of complying with that order and for the purpose of preserving the basic benefits and obligations of the Parties. If, within 90 days of commencement of negotiations, the Parties are not able to resolve their differences and to agree upon any necessary amendments, either Party may, after notice to the other Party, cause the matter to be submitted to binding arbitration as provided in Section 28.

     If following the issuance of the arbitration decision, a Party reasonably determines that acceptance of such amendments will result in materially decreased benefits or materially increased obligations when compared to this contract, the Party may by notice to the other Party explain its reasons for the determination and, if given within 10 days of the arbitration decision, terminate this contract.


SECTION 4. TREATMENT OF THE SALE OF THE REASONABLE PORTION.

Pursuant to the PL 83-544 Orders, the Reasonable Portion must be offered for sale. Purchaser has no claim or right under this contract to receive any of the Reasonable Portion, or any proceeds from the sale thereof; provided, however, that nothing in this contract shall be interpreted as prohibiting the District and the Purchaser from entering one or more separate agreements regarding the Reasonable Portion and the disposition of the proceeds of the sale of the Reasonable Portion.

SECTION 5. DETERMINATION OF PRODUCT AVAILABILITY, DISTRICT RESERVED \ SHARE AND RISK PREMIUM.

(a) The Priest Rapids Project Products available to Purchaser during each Contract Year will be determined by the sequential application of the following provisions of this Section 5 (i.e., Section 5(b), then Section 5(c), then Section 5(d), etc.).

(b) For the purpose of determining the estimated amount of Surplus Product to be made available to the Purchaser, on or before 30 days prior to the beginning of each Contract Year, the District shall prepare and mail to the Purchaser a pro forma statement showing for the next Contract Year:

     (1) "Estimated District Loads," which shall mean all projected retail electric energy loads for the next Contract Year based on average weather conditions, plus aggregated losses, projected to be used at locations served by the District during the next Contract Year with the exception of (i) locations outside of the geographic boundaries shown on Exhibit C and (ii) that portion of loads of individual retail customers that during a consecutive 12 month period after 2000 exceed by ten average megawatts or more the energy load of such customer for the immediately preceding consecutive 12 month period. Once load at a location is included in Estimated District Loads, loads at such location shall continue to be included in full in future Contract Years without regard to the source of supply for such load. For example, if a load is expected to be served in all or part by an entity other than the District during the next Contract Year, the entire load shall continue to be included in Estimated District Loads. If a new load or increased load of one average megawatt or more at a single retail customer has been included in Estimated District Loads in the current Contract Year, and less than 90% of such new or increased load was actually measured in the current year, then Estimated District Loads shall be reduced for the next Contract Year by the difference between the amount included in the current Contract Year and the amount measured. If there are more than one such new or increased loads for the current Contract Year, they shall be combined for determining both the 90% and the amount of any reduction. If in the current Contract Year a load of one average megawatt or more is placed on the District which was not included in the current Contract Year's Estimated District Loads, then the next Contract Year's Estimated District Loads shall be increased by the amount of such load measured in the current Contract Year. Except for such load correction calculations, Estimated District Loads for the next Contract Year shall be not less than the current Contract Year's Estimated District Loads.

     (2) Estimated amount of firm energy from the Priest Rapids Project for the next Contract Year based on critical water planning using the procedures of Operating Agreements in effect on October 31, 2000, unless the District and Purchasers whose Purchaser Product Percentages of Surplus Product total 66% or more mutually agree to use procedures from a subsequent Operating Agreement.

     (3) The "District Reserved Share" for the next Contract Year shall be; (A) prior to November 1, 2009, the smaller of; (i) the ratio of Estimated District Loads from

          Section 5(b)(1) less the District's 36.5% of the estimated firm energy output of the Wanapum Development, to the estimated firm energy output of the Priest Rapids Development from Section 5(b)(2), expressed as a percentage or (ii) 100% minus the Reasonable Portion; and (b) on and after November 1, 2009, the smaller of: (i) the ratio of Estimated District Loads from Section 5(b)(1) to the estimated firm energy output of the Priest Rapids Project from Section 5(b)(2), expressed as a percentage or (ii) 100% minus the Reasonable Portion.

     (4) The "Purchaser Power Allocation" shall be the product of: (i) 100% minus the sum of the District Reserved Share as determined in Section 5(b)(3) and the Reasonable Portion and (ii) the Purchaser Product Percentage of the Surplus Product.

(c) During each Contract Year, the District shall have available for its use and shall take the District Reserved Share multiplied by the actual Priest Rapids Project Output. The District shall have the unilateral right, without obligation to the Purchaser, to use Priest Rapids Project Output resulting from the District Reserved Share for any purpose. In no event shall the Purchaser have any right under this contract to any portion of the District Reserved Share of Priest Rapids Project Output or the associated revenues. The District may use the District Reserved Share of the non-firm portion of the actual output of the Priest Rapids Project in any manner the District deems appropriate, and shall have no obligation to use such non-firm portion to serve the District's retail loads during any Contract Year.

(d) The Surplus Product available to the Purchaser in each Contract Year shall be the actual Priest Rapids Project Output multiplied by the Purchaser Power Allocation from Section 5(b)(4).

(e) For the purpose of determining the estimated amount of Displacement Product to be made available to the Purchaser, on or before 30 days prior to the beginning of each Contract Year, the District shall prepare and mail the Purchaser a pro forma statement showing for the next Contract Year the estimated amount of capacity and energy from Displacement Product.

(f) The monthly amount of "Estimated Unmet District Load" shall be determined as the Estimated District Load as calculated in Section 5(b)(1), less the estimated firm Priest Rapids Project Output from Section 5(b)(2). The difference so determined will be shaped on a monthly basis using the District's historic load patterns.

(g) In those Contract Years when there is Estimated Unmet District Load forecasted pursuant to Section 5(f), the District shall be entitled to take and shall take from the Displacement Product that is not subject to a Supplemental Displacement Product Agreement pursuant to Section 3(b) an amount equal to the Estimated Unmet District Load from Section 5(f).

(h) The Purchaser shall have available for its use and shall take Displacement Product equal to the actual Displacement Resource available during the Contract Year minus the amount of Displacement Resource used by the District in such Contract Year as determined in Section 5(g), multiplied by the Purchaser Product Percentage of Displacement Product; provided, however, if the Purchaser has elected to have the District make sales pursuant to

          Section 3(b), then Purchaser will receive proceeds from such sales as set forth in Section 10 in lieu of the amounts of capacity and energy described in this Section 5(h).

     (i) On or before 30 days prior to the beginning of each Contract Year, the District shall prepare and mail the Purchaser a pro forma statement showing for the next Contract Year an estimate of the Purchaser Risk Premium to be paid by the Purchaser, using a Risk Premium calculated with a Market Price determined by the District not more than 60 days prior to the start of the next Contract Year by reference to published future price data for the next Contract Year, and the applicable percentage from Section 7(a)(5).

     (j) Deliveries of Priest Rapids Project Products may be reduced if the District does not obtain an Annual FERC License or New FERC License, or under any of the following conditions as determined by the
          District:

          (1)  Pursuant to Sections 5 or 9.

          (2) If the District is unable to deliver Priest Rapids Project Products to the Purchaser due to Uncontrollable Forces.

          (3) If failure to reduce deliveries, together with deliveries to all other Purchasers and deliveries to the District, would result in exceeding the capability of the Priest Rapids Project or subject it or its operation to undue hazard or violate the FERC
               License, any applicable law, regulation, or Operating Agreement.

          (4) In case of emergencies or in order to install equipment in, make repairs to, make betterments, renewals, replacements, and additions to ("Improvements"), investigations and inspections of, or perform other maintenance work on the Priest Rapids Project.

          The District will use its reasonable efforts to give advance notice to the Purchaser regarding any planned interruption or reduction, giving the reason therefor and stating the probable duration thereof.

     (k) Notwithstanding any other Section of this contract, if the Priest Rapids Project is capable of producing Priest Rapids Project Output, but the amount of each Priest Rapids Project Product to be made available to the Purchaser is projected to be zero for a Contract Year, the Purchaser may give the District written notice, no later than 100 days after the start of the Contract Year, that the Purchaser elects to terminate this contract. In such event, this contract shall terminate effective upon receipt of such written notice by the District.

SECTION 6. ANNUAL POWER COSTS.

     (a) "Annual Power Costs" as used in this contract shall include, for the Priest Rapids Development beginning November 1, 2005 and for the Priest Rapids Project beginning November 1, 2009, all of the District's costs and expenses of every type, both direct and indirect, resulting from the ownership, operation, maintenance of and Improvements that are incurred or paid by the District during each Contract Year and that are incurred consistent with Prudent Utility Practice. Such costs and expenses shall for any Contract Year include, but not be limited to the following, in each case without duplication:

(1) All operations, costs, maintenance costs, administrative costs, taxes, in lieu of tax payments relating to production and delivery of Priest Rapids Project Output (excluding depreciation) including, but not limited to, those specified in the Uniform System of Accounts as prescribed by the FERC for electric utilities and licensees.

(2) Amounts that the District determines are needed to pay for the prevention or correction of any loss or damage and for Improvements to keep the Priest Rapids Project in good operating condition. Subject to Section 28, the Purchaser agrees that the District shall have the sole right to determine what costs and expenses shall be incurred in connection with the ownership, operation, and maintenance of and Improvements to the Priest Rapids Project.

(3) Subject to Section 6(c), interest that accrues and is payable into the debt service fund with respect to outstanding Debt; principal that accrues and is payable into the debt service fund with respect to outstanding Debt, whether at maturity or by reason of redemption (including premiums for redeeming Debt prior to its scheduled maturity), amounts required to restore any reserve accounts maintained to secure Debt to the level required by the resolution authorizing the Debt and Financing Costs. "Financing Costs" include, but are not limited to, discounts, insurance premiums, letter of credit fees, costs of hedging interest rates, costs of compliance with disclosure requirements, legal and bond counsel fees, independent auditors, printing, financial advisor, bond registrar and trustee costs.

(4) Subject to Section 6(c), costs of creating and replenishing any reserve or contingency fund required to be maintained by any Bond Resolutions and working capital funds.

(5) Any liability or cost, including settlements and judgments, incurred as a result of or related to the ownership, operation or maintenance of the Priest Rapids Project and not covered by insurance.


(6) Costs incurred by the District in applying for a New FERC License as recorded on the District's books of account for the Priest Rapids Project (account number 183090), including but not limited to those costs and interest expenses incurred before November 1, 2005 ("New FERC License Costs"). New FERC License Costs incurred prior to November 1, 2005 will be recovered uniformly over a 15-year amortization period commencing with the Contract Year starting on January 1, 2006. The estimated New FERC License Costs incurred by the District after November 1, 2005 will be included in Annual Power Costs. In the event of termination of this contract for any reason subsequent to the effective date of the New FERC License, the Purchaser shall pay the District an amount equal to the unrecovered New FERC License Costs multiplied by the Purchaser Power Allocation at the time of termination. In the event of termination of this contract for any reason prior to the effective date of the New FERC License, Purchaser shall have no liability for unrecovered New FERC License Costs.

     (7) Obligations entered into by the District as part of its effort to obtain a New FERC License, including but not limited to the cost of replacing Priest Rapids Project Products that may be committed in such obligations.

     (8) Cost incurred by the District to fulfill obligations, if any, to parties to the 1956 and 1959 Contracts who do not sign this contract, as such costs are required or approved by a court, or reasonably approved by the District after notice to the Purchaser.

     (9) An amount equal to 15% of debt service in that Contract Year or such higher amount as may be required by a Bond Resolution ("Coverage Requirement").

(b) The District shall credit against Annual Power Costs the following:

     (1) Any insurance or other proceeds received by the District as reimbursement for damages, losses, costs or expenses included in the Annual Power Costs, and any insurance or other proceeds received as a result of the interruption or reduction of Priest Rapids Project Output.

     (2) Revenue, if any, received from obligations entered into by the District as part of its effort to obtain a New FERC License.

     (3) Revenue, if any, received as a result of the District fulfilling obligations to parties to the 1956 or 1959 Contracts that do not sign this contract, pursuant to Section (I)(b) of those contracts, excluding revenue required to be paid pursuant to the 1959 Contract.

     (4) The Coverage Requirement, to the extent that it is not expended during a Contract Year for capital or other costs of the Priest Rapids Project (the amount not spent shall be credited against Annual Power Costs for the following Contract Year).

     (5) Interest earnings on funds of the Priest Rapids Project that are not required to be retained by such fund by a Bond Resolution.

     (6) An estimate of the cost of the Reasonable Portion, which shall be an amount equal to the product of the Reasonable Portion and the Annual Power Costs.

(c) Costs directly or indirectly associated with the District's Electric System or any other separate system of the District shall not be part of Annual Power Costs other than the payment of Debt held by the Electric System.

(d) Any payment received by the District as a result of the taking of the whole or any portion of the Priest Rapids Project Output by any state or federal government agency shall be used by the District to credit Annual Power Costs or to retire, at or prior to maturity, Debt, whichever shall be proper under the circumstances existing at the time of the taking.

(c) The Purchaser agrees that the District shall have the sole discretion to determine what portion, if any, of the Priest Rapid Project financing will be accomplished by issuance of Debt and the terms and covenants of any Debt.

    (1) To the extent that the District makes Improvements to the Priest Rapids Project that are not financed by Debt proceeds, Annual Power Costs will include a cost as determined by the following: the District shall determine all of the Improvements anticipated for the Priest Rapids Project for the Contract Year and the District shall estimate the weighted average economic service life of the Improvements, and shall calculate a weighted average market interest rate assuming the District were to issue Debt to finance such Improvements, both as reasonably determined by the District. Based on such calculations the District shall include in Annual Power Costs an amount sufficient to amortize the costs (including both interest and principal pursuant to this Section 6(e)(1)) of such Improvements on a level basis over a period equal to the estimated weighted average economic service life of the Improvements. The amortization period for any Improvements shall not exceed 30 years and land shall be deemed to have a service life of 30 years. The District may adjust prospectively the amortization of any Improvements to reflect the actual costs of such Improvements, to correct any error in computation or to reflect a material change in the District's estimate of the average economic life of the Improvements. The District shall not be required to amortize capital expenditures that are estimated to cost below the amount that in accordance with the District's capitalization policy are not required to be capitalized and may include such costs in Annual Power Costs.

    (2) To the extent that the District issues Debt (i) with a final maturity that is not earlier than the expiration of the estimated weighted average service life of the Improvements, to be financed with the Debt and (ii) the total annual amounts required for the payment of interest, principal and sinking fund requirements of such Debt when due in a Contract Year do not vary by more than 10% from those required in any other Contract Year, then Annual Power Costs shall include the actual principal and sinking fund requirements that accrues and is payable into the debt service fund for that Debt for the Contract Year. To the extent that the District issues Debt that does not meet the requirements of (i) and (ii) in the prior sentence, then Annual Power Costs will include, with respect to such Debt, an amount as determined by the District as of the date of issuance of the Debt, sufficient to amortize the original principal amount of such Debt on a level debt service basis over a period equal to the estimated weighted average economic service life of the Improvements financed or refinanced by such Debt, commencing on the later of (a) the date of issuance of the Debt or (b) the in service date of such Improvements, and based on an interest rate equal to, at the election of the District, either (i) the weighted average interest rate of the Debt or (ii) the weighted average market rate at the time of issuance of the Debt for debt with similar terms and borrowers similar to the District, as reasonably determined by the District. The amortization period for any Debt shall not exceed 30 years, land shall be deemed to have an economic useful life of 30 years, and any Debt proceeds deposited into a reserve account shall be credited against Annual Power Cost in the final year of the Debt. The District may adjust prospectively the amortization of the principal amount of any Debt to correct any error in computation or to reflect a material change in the District's reasonable estimate of the in service date or the average economic life of the Improvements.

     (3) To the extent that the District creates or replenishes reserve and contingency funds required by Bond Resolutions or working capital funds that are not financed by Debt proceeds, Annual Power Costs will include a cost determined in a manner analogous to the calculation in
          Section 6(e)(2) with such amounts amortized over 15 years. Upon termination of this contract, any such funds will belong to the District.

(f) On or prior to July 31st of each year, for budgetary purposes only and not for determining Priest Rapids Project Products or Purchaser's payment obligations under this contract, the District shall provide the Purchaser a pro forma budget showing an estimate of Annual Power Costs, Priest Rapids Project Output, and Estimated District Loads for the following Contract Year.

SECTION 7. PAYMENT FOR PRIEST RAPIDS PROJECT PRODUCTS AND RISK PREMIUM.

(a) On or before 30 days prior to the beginning of each Contract Year beginning in 2005, the District shall prepare and mail the Purchaser a pro forma statement for the next Contract Year showing:

     (1) An estimate of Annual Power Costs specifically assigned to the Purchaser. Specific assignment shall occur whenever a Purchaser or a group of Purchasers cause identifiable costs to be placed on the Priest Rapids Project, including but not limited to increased interest costs of Debt that can not be issued as tax-exempt because of the Purchaser's expected use of any Priest Rapids Project Product or violation of Section 24(b).

     (2) A detailed estimate of the Annual Power Costs, less those costs specifically assigned in section 7(a)(1), for the Contract Year.

     (3) An estimate of the cost to the Purchaser of the Surplus Product, which shall be an amount obtained by multiplying the estimated Annual Power Costs from section 7(a)(2) by the Purchaser Power Allocation calculated in section 5(b)(4).

     (4) An estimate of the cost to the Purchaser of the Displacement Product, which shall be the cost, including the costs of transmission and necessary services, to the District of acquiring Displacement Resources multiplied by the ratio of the Displacement Product available to Purchaser determined pursuant to Section 5(h) and the total Displacement Resource determined pursuant to Section 5(h).

     (5) An estimate of the "Purchaser Risk Premium" to be paid by Purchaser equal to the product of the Risk Premium determined pursuant to
          Section 5(i) and the applicable percentage determined as follows:

          (A) The applicable percentage is zero if the Purchaser has executed this contract on or before December 31, 2001 or, in the case of the City of Forest Grove, McMinnville,

               Milton-Freewater or Seattle City Light, has provided to the District written assurances on or before December 31, 2001 that the superintendent or city manager supports this contract and will so recommend to its respective city council and this contract is executed on or before March 31, 2002 in the case of Seattle City Light, and on or before February 1, 2002, in the case of Forest Grove, McMinnville or Milton-Freewater.
          (B) If Purchaser executed this contract after December 31, 2001, but on or before December 31, 2002, the applicable percentage is 25 percent.
          (C) If Purchaser executed this contract after December 31, 2002, but on or before December 31, 2003, the applicable percentage is 50 percent.
          (D) If Purchaser executed this contract after December 31, 2003, but on or before December 31, 2004, the applicable percentage is 75 percent.
          (E) If Purchaser executed this contract after December 31, 2004, but on or before December 31, 2009, the applicable percentage is 100 percent.
          (F) If Purchaser has violated any provision of Section 8, the applicable percentage is 100 percent.

     (6)  If the percentage of Risk Premium applicable to Purchaser, pursuant to
          Section 7(a)(5), is zero, Purchaser shall be entitled to a credit against Purchaser Estimated Cost equal to the sum of:

          (A) The product of the Purchaser Product Percentage of Surplus Product as set forth in Section 3(a) (or as reallocated pursuant to Section 3(c) or (d) among Purchasers with a Risk Premium percentage of zero) and the Risk Premium Revenues from the Surplus Product.
          (B) The product of the Purchaser Product Percentage of the Displacement Product as set forth in Section 3(b) (or as reallocated pursuant to Section 3(c) or (d) among Purchasers with a Risk Premium percentage of zero) and the Risk Premium Revenues from the Displacement Product.

          The District shall retain for its own use any Risk Premium Revenues that are not allocated pursuant to Section 7(a)(6).

     (7) An estimate of the cost to the District of selling capacity and energy using the Displacement Product, as elected by the Purchaser pursuant to Section 3(b).

     (8) The sum of amounts (expressed in dollars) calculated pursuant to Sections 7(a)(1), (3), (4), (5) and (6), hereinafter referred to as the "Purchaser Estimated Cost."

     (9) The amount of the monthly payments to be made by the Purchaser to pay the Purchaser Estimated Cost during the next Contract Year.

(b) The pro forma statement provided pursuant to Section 7(a) shall be in lieu of the issuance of monthly bills to the Purchaser by the District, and the Purchaser shall be obligated to pay the monthly amounts contained therein in accordance with this Section 7.

(c) In the event of receipts or payments substantially affecting the Annual Power Costs during any Contract Year, the District shall prepare and mail to the Purchaser a revised statement of estimated Annual Power Costs and Purchaser Estimated Cost, which revised statement shall supersede any previous statement or revised statement, and the Purchaser shall be obligated to make monthly payments set forth on such revised statement for the balance of the Contract Year.

(d) Purchaser Estimated Cost shall continue to accrue and the Purchaser shall make payment for the same up to the time of termination of this contract for whatever reason, irrespective of the condition of the Priest Rapids Project and whether or not it is capable of producing Priest Rapids Project Products. If the Priest Rapids Project is not capable of producing Priest Rapids Project Products, then the Purchaser Estimated Cost will be based on Priest Rapids Project Output in the last full year of operation. In this event, at the request of the Purchaser, the District will make its reasonable best efforts to acquire replacement Priest Rapids Products the cost of which will be added to the Purchaser Estimated Cost.

(e) The monthly payments of Purchaser Estimated Costs set forth in the statement or revised statement shall be due and payable by electronic funds transfer to the District's account, designated in writing by the District, on the 20th calendar day of each month.

(f) If payment in full of any monthly payment amount set forth on a statement or revised statement is not received by the District on or before the close of business on the 20th day of the month, a delayed payment charge of 2% of the unpaid amount due will be made. Any bill which remains unpaid for more than 30 days after the due date shall, in addition to the delayed payment charge, accrue interest at the lesser of 1.5% per month or the maximum rate allowed by law. If the 20th calendar day of the month is a Saturday, Sunday or a District recognized holiday, the next following business day shall be the last day on which payment may be received without the addition of the delayed-payment charge. Additionally, if payment due to the District under this Section 7 remains unpaid 30 days after the due date, the District may thereafter suspend delivery of Priest Rapids Project Products to the Purchaser which would otherwise occur until payment in full of all amounts due and owing (including any interest and delay charges) is received by the District.

(g) On or before 150 days after the end of each Contract Year, the District will submit to the Purchaser a detailed statement of the Purchaser Estimated Cost and the Purchaser Actual Cost for the Contract Year. "Purchaser Actual Cost" on such statement shall be calculated in the same manner as Purchaser Estimated Cost as set forth in Sections 7(a)(1)-(7) but using the actual costs incurred by the District in the preceding Contract Year; provided, however, that the estimated values calculated pursuant to Sections 5(b)(1)-(2) shall not be modified. If the Purchaser Actual Costs exceed the Purchaser Estimated Costs on such statement ("Excess Costs"), the District shall bill the Purchaser for an amount equal to such Excess Costs, and the Purchaser shall pay such bill within 30 days or be subject to the delayed-payment and interest charges as provided in Section 7(f). If the Purchaser Actual Costs are less than the Purchaser Estimated Costs, or if credits are due pursuant to Section 6(b)(1)-(5) or both ("Refund Costs"), the District shall give credit to the Purchaser against the Purchaser Estimated Costs for the current Contract Year in an amount equal to such Refund Costs;

     provided, that if Refund Costs are due to Purchaser following the expiration of this contract, the District shall make a cash refund of such amount to the Purchaser.

(h) The District may use any payments received from the Purchaser under this contract in any manner that the District, in its sole discretion, shall determine. The District agrees to pay or cause to be paid for the Priest Rapids Project from lawfully available money of the District, including payments from the Purchaser and other Purchasers, all the operating costs, taxes and assessments, capital expenditures, payments required for Debt and other costs of the Priest Rapids Project. If the District issues tax-exempt Debt based on the governmental use of the Priest Rapids Project Output by the Purchaser, the Purchaser covenants that it shall not use any Priest Rapids Project Output in a manner, or take any other action, that will or is likely to adversely affect the tax-exempt status of any Debt.

SECTION 8. SUPPORT AND COOPERATION.
(a) The District shall make application and use reasonable efforts to obtain a New FERC License and obtain FERC approval of this contract, if required. The District reserves the right to determine when such applications should be made.

(b) In accordance with FERC direction contained in the PL 83-544 Orders, the District commits to providing the Eligible Purchasers with a meaningful priority in the sale of the Reasonable Portion.

(c) Purchasers may also participate in the development by the District of a proposed Marketing Plan. This Marketing Plan will be submitted to FERC for approval as part of the relicensing process application; provided, however, that nothing in this Section shall be construed as compelling the Purchaser to comment on or refrain from commenting on the Marketing Plan.

(d) Purchaser covenants that it shall provide reasonable support, cooperation and assistance to the District in the District's acquisition of a New and Annual FERC License, any necessary federal, state or local permits relating to the Priest Rapids Project, FERC approval of this contract, if FERC approval is requested by the District; provided, however, that nothing in this contract shall preclude the Purchaser from filing comments with FERC to protect the Purchaser's economic benefits provided by this contract.

(e) In the event that the District believes that the Purchaser has violated any of the above covenants of Section 8(d), the District may by written notice to the Purchaser describe the alleged violation in reasonable detail and give the Purchaser no less than 10 business days within which to cease the activity in question or to provide to the District a written explanation as to why the Purchaser believes the activity does not constitute a violation of any of the aforementioned covenants. If the Purchaser does not cure the alleged default and the District continues to consider the action to be in breach of the covenants, the matter shall be resolved pursuant to arbitration conducted under Section 28. If the Purchaser is determined to be in breach of the covenants, the District shall have the right to terminate this contract effective immediately upon written notice to the Purchaser, without any liability or further obligation on the part of the District. In the event of such termination, the District shall have the right to use or sell, in any manner the District determines, any Priest Rapids Project Product the Purchaser would have been otherwise entitled to under this contract.

(f) Purchaser covenants that it shall refrain from filing or supporting any FERC license application for the Priest Rapids Project other than that filed by the District and refrain from filing or supporting any effort that would lead to modification of the FERC decisions on Public Law 83-544 contained in the PL 83-544 Orders, unless such a request or petition is filed by the District and the Purchaser agrees with that request or petition. For purposes of this Section 8(f), "refrain from supporting" means prepare no documents, sign no other agreement or contract other than this contract for Priest Rapids Project Output or for other products or that is contingent upon an entity other than the District receiving a license from FERC to operate the Priest Rapids Project, submit no testimony, engage in no lobbying and provide no funding.

(g) The Purchaser covenants that it will not take any action which, in the opinion of a neutral third party, would likely be construed as: (i) having a material adverse effect on the District's ability to obtain an Annual FERC License or a New FERC License or the anticipated economic benefits of this contract or (ii) constituting a judicial challenge to the authority of the District or the Purchaser to enter into and implement the provisions of this contract. This covenant does not apply to anticipated economic benefits under other agreements between the District and third parties, such as with the Bonneville Power Administration.

(h) In the event that the District believes that the Purchaser has violated any of the above covenants of Section 8(f) or (g), the District may by written notice to the Purchaser describe the alleged violation in reasonable detail and give the Purchaser no less than 4 business days after receipt of such written notice by Purchaser within which to cease the activity in question or to provide to the District a written explanation as to why the Purchaser believes the activity does not constitute a violation of any of the aforementioned covenants. If the Purchaser does not cure the alleged default and the District continues to reasonably consider the action to be in breach of the covenants, the District shall have the right to terminate this contract and the 1956 and 1959 Contracts, effective immediately upon written notice to the Purchaser, without any liability or further obligation on the part of the District. In the event of such termination, the District shall have the right to use or sell, in any manner the District determines, any Priest Rapids Project Product the Purchaser would have been otherwise entitled to under this contract and any output from the Priest Rapids Project under the 1956 or 1959 Contracts.

SECTION 9. SCHEDULING OF DELIVERIES OF SURPLUS AND DISPLACEMENT PRODUCTS.

(a) This Section 9 shall apply only to the scheduling of the Surplus and Displacement Products.

(b) It is the intent of the Parties that Priest Rapids Project Output shall be fully coordinated with other resources available to the Purchaser and with the resources of other Purchasers and that the operation of the Priest Rapids Project shall be consistent with existing Operating Agreements unless mutually agreed to by the Parties. If provisions of this Section 9 conflict with the provisions of any Operating Agreement to which both the District and the Purchaser are parties, the conflicting provisions of such Operating Agreement shall prevail. Scheduling of Priest Rapids Project Output shall be as requested by the Purchaser, acting singly or as a member of a group of Purchasers, subject to the limitations set forth in this contract.

(c) The Purchaser, acting singly or as a member of a group of Purchasers, shall make available to the District each normal working day, in conformance with then prevailing scheduling procedures for scheduling Pacific Northwest generating resources, hourly schedules of desired Surplus Product deliveries for the following day or days. The schedules will be completed in a time frame consistent with standard industry practices in the Pacific Northwest. Such schedule shall be based upon the probable water supply to the Priest Rapids Project (inflows) and the resulting probable output. Revisions in the schedule may be made at any time upon the request of the Purchaser if required by changes in estimated river flows or system loads. Deviations from schedules shall be held to a minimum by the District and corrected for as promptly as practicable on an hourly basis under conditions as nearly equivalent as practicable to those occurring when the deviations occurred. Alternatively, the Purchaser may provide scheduling information via a dynamic electronic signal.

(d) The schedules for Surplus Product requested by the Purchaser shall be in accordance with the following:

    (1) The net hourly schedule for delivery or spill shall be within the limitations of the Purchaser Power Allocation and the Purchaser Power Allocation of the minimum discharge as determined by the District.

    (2) The District shall make all determinations concerning the Priest Rapids Project maximum output and minimum discharge; the District shall have the unilateral right to determine the maximum allowable amount of change in Priest Rapids Project Output during any time period and the maximum number of unit starts and stops allowable during any time period. Such operating guidelines will be reviewed annually with the Purchaser. The District will consider suggestions by the Purchaser, then make its final determination consistent with Prudent Utility Practice. The Purchaser shall schedule Priest Rapids Project Output requests within such guidelines.

    (3) Each Purchaser's schedule shall not be less than the Purchaser Power Allocation of the minimum operating capability of the Priest Rapids Project; provided, however, that if at times one or more Purchasers schedule more than their Purchaser Power Allocation of the minimum operating capability of the Priest Rapids Project, the Purchasers that have scheduled their Purchaser Power Allocation of such minimum operating capability may reduce their schedules during such times subject to meeting the minimum operating requirements of the Priest Rapids Project.

    (4) Subject to Section 5(j), the Purchaser shall be entitled to a share of the Priest Rapids Project Output each hour, determined by multiplying the total Priest Rapids Project inflows by the Purchaser Power Allocation.

     (5) In addition to Priest Rapids Project Output available under Section 9(d)(4), the Purchaser shall be entitled to a share of the pondage available at the Priest Rapids Project (the "Purchaser Allocation of Pondage"), determined by multiplying the total of the pondage available by the Purchaser Power Allocation. The pondage available at the Priest Rapids Project shall be determined by the District as the volume of water that can be stored between the then current maximum forebay elevation and the then current minimum forebay elevation.

     (6) The District will establish and maintain for Purchaser a pondage account that will reflect the use of pondage by the Purchaser. The Purchaser may schedule more or less than its share of the Priest Rapids Project inflows determined in accordance with Section 9(c) by scheduling from or to such pondage account. The aggregate amount of the energy scheduled from the pondage account shall not exceed the Purchaser Allocation of Pondage determined in accordance with Section 9(d)(5) and scheduling by the Purchaser to its pondage account shall be only against its prior accumulated pondage draft.

     (7) During any hour that spill is occurring at the Priest Rapids Project in order to control the forebay elevation, the spill shall first reduce the inflow of each of the Purchasers whose pondage account is overfull proportionate to the amount of the overfill, but not exceeding the amount of the overfill. If unallocated spill remains, it shall next be allocated to reduce the inflow of each of the Purchasers whose request for generation is less than its entitlement during the hour, in proportion to the amount by which its request is less that its entitlement. Any remaining unallocated spill shall be allocated to reduce the inflow of all Purchasers in proportion to each Purchaser Power Allocation.

     (8) During any hour that spill is occurring at the Priest Rapids Project for fish or any other non-power purpose determined necessary or desirable by the District, the spill shall be allocated to reduce the inflow of all Purchasers in proportion to each Purchaser Power Allocation.

     (9) The District has the right to operate the Priest Rapids Project in such manner as it deems to be in its best interests so long as the same is consistent with the FERC License, applicable laws and regulations, Prudent Utility Practice and this contract.

    (10) The District shall have the unilateral right to restrict deliveries hereunder as may be necessary to fulfill any non-power regulatory or other legal requirements and shall have the unilateral right to determine the amounts of spill required at the Priest Rapids Project.

(c) The Displacement Project shall be scheduled to the Purchaser by the District from the Priest Rapids Project on the same basis that the capacity and energy from the Displacement Resource is scheduled to the District. The Purchaser may request an alternative schedule for the delivery of the Displacement Product, and the District will agree to such request if the District reasonably determines that doing so will not result in financial loss or operational harm to the District.

SECTION 10.  PAYMENT OF PROCEEDS FROM THE SALE OF DISPLACEMENT PRODUCT.

If the Purchaser has elected to have the District market Purchaser Percentage of Displacement Product, then the proceeds from the sale of such portion of the Displacement Product, less any costs incurred by the District in making such sale, will be paid monthly to the Purchaser, in the month following receipt of such proceeds by the District.

SECTION 11. POINT OF DELIVERY.

     (a) Priest Rapids Project Output supplied hereunder shall be approximately 230 kV, three-phase, alternating current, at approximately 60 hertz.

     (b) The Surplus Product and the Displacement Product to be delivered hereunder shall be made available to the Purchaser, at its option, exercisable from time to time, at any one or more of the following points:

          (1) The 230 kV bus of the Bonneville Power Administration's Midway Substation;

          (2)  The 230 kV bus of the switchyard of the Wanapum Development;

          (3)  The 230 kV bus of the Vantage Substation; or

          (4) At any other location mutually agreed to by the District and Purchaser.

SECTION 12.  METERING AND TRANSMISSION LOSSES.

     (a) The District shall provide and maintain suitable meters in the generator leads of the Priest Rapids Project to indicate and record the Priest Rapids Project Output. The actual Priest Rapids Project Output shall be determined from totaled readings from the meters. The District shall also arrange for suitable metering at the point of delivery specified in Section 11 or at other points as agreed upon. The District or an agent of the District shall read meters and records thereof shall be made available to the Purchaser as may be reasonably requested.

     (b) All losses of Purchaser Percentage of Surplus and Displacement Products purchased hereunder resulting from transformation and transmission shall be borne by the Purchaser.

SECTION 13.  INFORMATION TO BE MADE AVAILABLE TO THE PURCHASER.

     (a) The District agrees to keep records of the Priest Rapids Project in accordance with the Uniform System of Accounts as prescribed by FERC for electric utilities and licensees; provided, if there are inconsistencies between the Uniform System of Accounts and this contract, this contract shall control. The Purchaser, upon at least 30 days advance written notice to the District, shall have the right to audit or examine operating and financial records relating to the Priest Rapids Project during the District's normal business hours.
          To the extent practicable, the Purchasers shall conduct any such audit or examination jointly to minimize the disruption to the District's business operations. All costs incurred by the District associated with such audit, including, but not limited to, District labor, materials and reproduction services shall be billed to the Purchaser, and shall be promptly reimbursed by the Purchaser in accordance with Section 7(c).

     (b) Upon request, any audit reports of the Priest Rapids Project by a firm of certified public accountants employed by the District or by the State Auditor's Office of the State of Washington will be provided to the Purchaser.

     (c) Policies of insurance carried by the District pursuant to Section 14 shall be available at the office of the District for inspection by the Purchaser.

     (d) The Purchaser's representatives shall at all times be given reasonable access to the Priest Rapids Project, subject to the District's applicable safety rules and regulations.

     (e) Upon request, the Purchaser may obtain information to document the capability of the Priest Rapids Project to produce Priest Rapids Project Output.

SECTION 14. INSURANCE.

          The District shall have the right to self-insure and/or obtain and maintain insurance with policies payable to the District for the following coverage:

     (a) Obligations of the District under any state or federal Workmen's Compensation laws or other employer's liability;

     (b)  Public liability for bodily injury and property damage;

     (c) Physical loss or damage to the Priest Rapids Project on a replacement cost basis; and

     (d)  Any other insurance determined to be necessary.

SECTION 15. ADDITIONAL FACILITIES AND PRODUCTS.

     (a) From time to time during the term of this contract the District may decide in its sole discretion, and in the absence of any requirement by FERC or any state or federal agency, to take actions to increase the Priest Rapids Project Output, including but not limited to installation of additional generating facilities or raising the forebay elevation. Whenever the District proposes to so increase the Priest Rapids Project Output, it shall give notice in writing of such intent to the Purchaser stating:

          (1) The estimated additional Priest Rapids Project Output that is expected to be available as a result of the installation of the proposed changes;

          (2) The estimated incremental cost (i.e. the costs which will be incurred as a result of installing the proposed changes which costs would not be incurred were such proposed additional facilities not installed) of the additional Priest Rapids Project Output on an annual basis;

          (3) The estimated construction period for the installation of the proposed changes; and

          (4)  Other available pertinent information.

     (b)  Following the issuance of notice of a proposal as provided in
          Section 15(a), the Purchaser shall have the following options:
          (i) Purchaser may terminate this contract effective one year after the date of the issuance of a FERC order approving the changes to the Priest Rapids Project; or (ii) Purchaser may elect not to participate in the proposed increase in the Priest Rapids Project Output and to retain this contract, in which case the Parties shall attempt in good faith to negotiate a mutually acceptable agreement setting out, among other matters, any adjustments to Purchaser Product Percentages of Priest Rapids Project Products and Purchaser's responsibility for the Annual Power Costs. Such options shall be exercised by giving written notice to the District of Purchaser's election on or before the expiration of 90 days from the date of receipt of the written notice issued pursuant to Section 15(a). In the event that Purchaser has elected option (ii) above and the Parties fail to negotiate a mutually acceptable agreement, Purchaser may elect to terminate this contract pursuant to option (i) so long as the written notice of termination is received by the District on or before the expiration of 180 days from the date of receipt of the written notice issued pursuant to
          Section 15(a). If the Purchaser does not exercise either of its options pursuant to this Section 15(b) or if the Parties fail to negotiate a mutually acceptable agreement and the Purchaser does not timely provide the District with a notice of termination, then the Purchaser shall be obligated to pay its proportionate share of the costs and expenses related to the additional generating capability as provided in Sections 6 and 7, and shall be entitled to receive a percentage of such additional Priest Rapids Project Output determined on the basis of the Purchaser Power Allocation.

     (c) If at any time the District determines that it is not desirable for it to proceed with the changes as proposed pursuant to Section 15(a), the District shall be under no obligation to proceed with such changes and shall so notify the Purchaser in writing of such determination not to proceed. If the Purchaser has exercised its option to terminate this contract pursuant to Section 15(b), such termination shall be cancelled upon the issuance of the written notification by the District pursuant to this Section 15(c), but only if such written notification by the District is issued within one year of the date of the issuance of a FERC order approving the changes.

     (d) All costs of studies, engineering, and administrative activities necessary to apply for and receive FERC approval of the proposed changes to the Priest Rapids Project shall be included as Annual Power Costs and the Purchaser shall pay its share of such costs pursuant to
          Section 7; provided, however, if the Purchaser has given notice of termination of this contract in accordance with Section 15(b) and such termination has not been cancelled pursuant to Section 15(c), then the Purchaser shall not be liable for any such costs.

     (e) Notwithstanding any other provisions of this Section 15, whenever the District determines that it is necessary or in its best interest to modify the Priest Rapids Project in any way or to install additional facilities at or in the Priest Rapids Project to comply with any law, rule, regulation, or order of FERC or any state or federal agency with authority to issue or make and enforce such an order, rule, regulation or decision, the Purchaser shall share the benefits and costs resulting from the modification or installation of the additional facilities in the same manner and to the same extent as provided above, except that the Purchaser shall not have the option to terminate or adjust its interest and participation in this contract as provided in Section 15(b).

(l) At any time a Purchaser may request the District to modify the Priest Rapids Project or propose conservation projects within Grant County. The District commits to consider such requests in good faith; however, the District is under no obligation to agree to implement such requests.

SECTION 16. PROJECT INTEGRATION.

(a) It is the intention of the Parties hereto that the operation of the Priest Rapids Project shall be integrated and that all benefits accruing as a result of such integration shall be shared equally by the Priest Rapids and Wanapum Developments. It is also agreed that before November 1, 2009 and after such date if required by any Bond Resolution, all joint costs of the Priest Rapids and Wanapum Developments shall be equitably allocated between them as determined by the District.

(b) The Parties agree that any compensation (whether energy or money) due or which may become due the owner of the Rock Island Hydroelectric Project because of encroachment by the Priest Rapids Project after November 1, 2009 on the Rock Island Hydroelectric Project will either proportionately reduce the amount of Priest Rapids Project Output or be included in Annual Power Costs, as appropriate, but shall not reduce the amount required to be paid by the Purchaser under Sections 6 and 7. "Rock Island Hydroelectric Project" shall mean the FERC Hydroelectric Project No. 943 currently operated by Public Utility District No. 1 of Chelan County, Washington.

SECTION 17. LIABILITY OF PARTIES.

(a) Except as otherwise provided in this contract, each Party hereby releases the other Party and its commissioners, officers, directors, agents and employees from any claim for loss or damage arising out of the ownership, operation, and maintenance of the Priest Rapids Project including any loss of profits or revenues, loss of use of power system, cost of capital, cost of purchased or replacement power, other substantially similar liability or other direct or indirect consequential loss or damage, except as provided in the Agreement Limiting Liability Among Western Interconnected Systems for parties to that agreement. This release shall not include any claim by the Purchaser for refunds for over-payments made to the District nor any claim for specific performance of the District's obligation to deliver to the Purchaser during the term of this contract the Priest Rapids Project Products to which the Purchaser is entitled under this contract.

(b) The Purchaser shall have no claim of any type or right of action against the District: (i) as a result of a FERC or court order or amendment described in Section 3(f); (ii) as a result of the failure to receive an Annual FERC License or a New FERC license or the adjustment of delivery of Priest Rapids Products pursuant to Section 5(j) whether arising under the terms of this contract or otherwise; or (iii) as a result of the District's purchasing or selling power or energy on behalf of the Purchaser pursuant to Section 3(b), and the Purchaser hereby releases the District and its commissioners, officers, agents and employees from any claim for loss or damage arising out of the events described in this paragraph.

SECTION 18. NOTICES AND COMPUTATION OF TIME.
Any notice or demand, except those provided for in Section 7, by the Purchaser under this contract to the District shall be deemed properly given if mailed postage prepaid and addressed to Manager, Public Utility District No. 2 of Grant County, Box 878, Ephrata Washington 98823; any notice or demand by the District to the Purchaser under this contract shall be deemed properly given if mailed postage prepaid and addressed to Vice President, Energy Resources, Avista Corporation, P.O. Box 3727, Spokane, Washington 99220.

In computing any period of time from such notice, such period shall commence at 12:00 A.M. (midnight) on the date mailed. The designations of the name and address to which any such notice or demand is directed may be changed at any time by either Party giving notice as provided above.

SECTION 19. DISTRICT'S BOND RESOLUTIONS AND LICENSE.
It is recognized by the Parties that the District, in its operation of the Priest Rapids Project, must comply with the requirements of the Bond Resolution and with the FERC License together with amendments thereof from time to time made, and the District is hereby authorized to take such actions as the District determines are necessary and appropriate to comply with such Bond Resolution and FERC License.

SECTION 20. GOVERNING LAW.
The Parties agree that the laws of the State of Washington shall govern this contract.

SECTION 21. ASSIGNMENT OF CONTRACT.
Neither the Purchaser nor the District shall by contract, operation of law or otherwise, assign this contract or any right or interest in this contract without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, a Party may, without the consent of the other Party (and without relieving itself from liability hereunder): (i) transfer or assign this contract to an affiliate of the Party provided that the affiliate's creditworthiness is equal or higher than that of the Party; or (ii) transfer or assign this contract to any person or entity succeeding to all or substantially all of the distribution and generating facilities of the Party whose creditworthiness is equal or higher than that of the Party; provided, however, that in each such case, any such assignee shall agree in writing to be bound by the terms and conditions in this contract and the transferring Party shall deliver such tax and enforceability assurance as the other Party may reasonably request.

SECTION 22. REMEDIES ON DEFAULT.
(a) "Act of Default" shall mean:

    (1) The failure of a Party to make, when due, any payment required under this contract if such failure is not remedied within three days after written notice, provided that the payment is not the subject of a good faith dispute pursuant to Section 28. If requested by the District, the Purchaser shall deposit the disputed amount in escrow with a bank acceptable to the Parties.

    (2) Any representation or warranty in this contract is false or misleading in any material respect when made or ceases to remain true during the term of this contract.

    (3) The failure of the Purchaser, after Section 8 or any provision thereof has been found by a court to be void, unlawful or unenforceable, to perform in accordance with the provisions of Section 8, including without limitation any provision or provisions found to be void, unlawful or unenforceable.

    (4) A Party shall make an assignment or any general arrangement for the benefit of creditors; file a petition or otherwise commence or acquiesce in the commencement of a proceeding under any bankruptcy or similar law for the protection of creditors; or otherwise becomes bankrupt or insolvent or unable to pay its debts as they fall due.

(b) If a Party commits an Act of Default during the term of this contract, the non-defaulting Party may take any one or more of the following remedial steps:

    (1) Take any action or exercise any remedy provided to the Party under the provisions of Sections 7 or 8.

    (2) Except where a different time period is set forth herein, if the defaulting Party fails to remedy an Act of Default within ten days after receiving written notification of the default, then the non-defaulting Party may give a written notice of termination of this contract on a date specified in such notice, which date shall be not less than 30 days after the date of such notice. If the Purchaser is given written notice as provided herein, this contract shall terminate upon the date specified in such notice, the Purchaser thereafter shall have no right, title, or interest in, to, or with respect to the Priest Rapids Project, or any Priest Rapids Project Product, or any Priest Rapids Project Output, but the Purchaser shall remain liable for all amounts due the District which have accrued prior to the date of termination.

    (3) The District may, prior to the termination of this contract pursuant to
        Section 22(b)(2), at any time suspend any and all rights of the Purchaser to the Priest Rapids Project Products upon not less than five days' notice to the Purchaser. The District may, without further notice to the Purchaser, grant any or all of such suspended rights to any person or entity for the duration of the suspension. In such event, the Purchaser shall, in addition to its other obligations under this contract, upon demand, pay to the District all expenses and any losses incurred in connection with such suspension and any grant of the suspended rights to another person or entity. No suspension of any or all of the rights of the Purchaser to Priest Rapids Project Products shall be construed as an election to terminate the interests of the Purchaser in, to, and under this contract unless a written notice of termination is given to the Purchaser pursuant to this contract or unless such termination be decreed by a court of competent jurisdiction.

    (4) The non-defaulting Party may begin and maintain successive proceedings against the defaulting Party for the recovery of damages or for a sum equal to any and all payments required to be made pursuant to this contract.

    (5) A Party may take whatever action at law or in equity as may appear necessary or desirable to collect the amounts payable by the defaulting Party under this contract then due and thereafter to become due, or to enforce performance and observation of any obligation, agreement or covenant of the defaulting Party under this contract.

    (6) No right or remedy conferred upon or reserved to a Party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter legally existing, upon the occurrence of any Act of Default. Failure of the District to insist at any time on the strict observance or performance by the Purchaser of any of the provisions of this contract, or to exercise any right or remedy provided for in this contract shall not impair any such right or remedy nor be construed as a waiver or relinquishment thereof for the future. Receipt by the District of any payment required to be made hereunder with knowledge of the breach of any provisions of this contract shall not be deemed a waiver of such breach. In addition to all other remedies provided in this contract, the District shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions of this contract, or to a decree requiring performance of any of the provisions of this contract or to any other remedy legally allowed to the District.

    (7) The District shall not have the right to accelerate future payment obligations of the Purchaser in the event of default under this contract.

SECTION 23. VENUE AND ATTORNEY FEES.
Venue of any action filed to enforce or interpret the provisions of this contract shall be exclusively in the United States District Court for the Eastern District of Washington or the Superior Court of the State of Washington for Grant County and the Parties irrevocably submit to the jurisdiction of any such court. In the event of litigation to enforce the provisions of this contract, the prevailing Party shall be entitled to reasonable attorney's fees in addition to any other relief allowed.

SECTION 24. COMPLIANCE WITH LAW.

(a) The Parties shall conform to and comply with all laws, rules, regulations, license conditions or restrictions promulgated by the FERC or any other governmental agency or entity having jurisdiction over the Priest Rapids Project. The Purchaser shall cooperate and take whatever action is necessary to cooperate fully with the District in meeting such requirements. Obligations of the District contained in this contract are hereby expressly made subordinate and subject to such compliance.

(b) The Purchaser shall ensure that Priest Rapids Project Products available to Purchaser under this contract are not sold, resold, distributed for use or used outside the Pacific Northwest in violation of the Bonneville Project Act, Public Law 75-329, the Pacific Northwest Consumer Power Preference Act, Public Law 88-552, the Regional Act or in contravention of any applicable state or federal law, order, regulation, or policy. If such sales occur in violation of the foregoing, the Purchaser shall reimburse the District for any penalties imposed on and costs incurred by the District as a consequence of such violation.

SECTION 25. HEADINGS.
The headings of sections and paragraphs of this contract are for convenience of reference only and are not intended to restrict, affect or be of any weight in the interpretation or construction of the provisions of such sections and paragraphs.

SECTION 26. ENTIRE AGREEMENT; MODIFICATION; CONFLICT IN PRECEDENCE.
This contract does not modify the terms and conditions contained in the 1956 and 1959 Contracts except as provided in Sections 1(b) and 8. This contract constitutes the entire agreement between the Parties with respect to the subject matter of this contract, and supersedes all previous communications between the Parties, either verbal or written, with respect to such subject matter. No modifications of this contract shall be binding upon the Parties unless such modifications are in writing signed by each Party. To the extent there are any conflicting provisions between this contract and the 1956 Contract, or this contract and the 1959 Contract after November 1, 2009, the terms and conditions in this contract shall take precedence and be controlling and the 1956 and 1959 Contracts are hereby amended accordingly.

SECTION 27. NO PARTNERSHIP OR THIRD PARTY RIGHTS.
(a) This contract shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties, or to impose any partnership obligations or liability upon any Party. Without limiting the foregoing, Purchaser shall not be liable for, and the District hereby releases the Purchaser from, the payment of Debt except as provided in Sections 6 and 7.

(b) This contract shall not be construed to create rights in or grant remedies to any third party as a beneficiary of this contract.

SECTION 28. PURCHASERS' COMMITTEE; ARBITRATION.
(a) There is hereby established a Purchasers' committee (the "Committee"). Each Purchaser may appoint one representative (and one alternate) as a Committee member to attend Committee meetings. The members of the Committee shall elect a chair, and may adopt such rules for the conduct of business as it deems appropriate. Meetings between the District and Purchasers shall be held routinely, but not more frequently than once a quarter, provided, however, that such meetings may be held more frequently than once each quarter at the request of the District or upon the request of members of the Committee whose Purchaser Product Percentage of Surplus Product totals 66% or more. All meetings between the District and Purchaser will be held in Grant County, Washington, unless the District and the Purchaser agree to another location.

(b) In addition to other matters subject to arbitration pursuant to other provisions of this contract, if approved by members of the Committee whose Purchaser Product Percentage of Surplus Product totals 66% or more, the Committee may submit to binding arbitration the following issues:

     (1) Have the Estimated District Loads been forecast in accordance with Prudent Utility Practice and, if not, what is the appropriate Estimated District Loads in accordance with Prudent Utility Practice for the Contract Year?

    (2) Have the Annual Power Costs been determined by the District in accordance with Prudent Utility Practice and have such costs been incurred for the benefit of Priest Rapids Project Output and, if not, what are the appropriate Annual Power Costs in accordance with Prudent Utility Practice for the Contract Year; provided that nothing in this Section shall be interpreted to limit the ability of the District to meet its payment obligations under a Bond Resolution?

    (3) Are discretionary outages that would reduce Priest Rapids Project Output by more than 25% scheduled so as to be fair to both the District and Purchases given that the benefit of the Priest Rapids Project to the Purchasers declines over time and, if not, what should be the appropriate schedule for outages? Current or future market conditions for electricity will not be a factor in arbitrating this issue. If failure to perform the proposed outage would reasonably reduce Priest Rapids Project Output or conflict with Section 18, the outage will not be subject to arbitration.

    (4) What modifications to this contract, pursuant to Section 3(f), are necessary to comply with FERC or court orders and to preserve the basic benefits and obligations of the Parties?

    (5) Has the Purchaser violated the covenants in Section 8(e)?

(b) The board of arbitrators shall be composed of three persons, one of whom shall be appointed by the District, one of whom shall be appointed by majority vote of the Committee, and the third person to be appointed by the two persons so appointed. The District and the Committee shall appoint their arbitrator within 15 days after notification of the Committee's vote to submit a matter to binding arbitration. In the event the two members cannot agree upon the appointment of a third person within 10 days, then such third person shall be appointed by the presiding judge of the Superior Court of Kittitas County, Washington. The arbitration shall be conducted jointly by the participating Purchasers, and under rules as may be determined by the arbitrators; provided, however, that all parties shall be afforded discovery consistent with the Federal Rules of Civil Procedure; and, provided further, if the arbitrators do not unanimously agree on the rules governing the arbitration, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The board so designated shall conduct a hearing within 30 days of completion of their selection, and within 15 days after the hearing (unless such time is extended by agreement of the Parties) shall notify the Parties of their decision in writing, stating the reasons therefore and separately listing their findings of fact, conclusions of law and order. Insofar as the Parties hereto may legally do so, they agree to abide by the decision of the board. All factual determinations made by the board shall be conclusive and binding on the Parties and not subject to judicial review. Any conclusions of law made by the board shall be subject to review by a court specified in Section 23; provided, that the order issued by the board shall be effective unless and until a stay is issued by the board or such court suspends the effectiveness of the order.

SECTION 29. REPRESENTATION AND WARRANTIES.
Each Party represents and warrants to the other Party that:

     (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

     (b) The execution, delivery and performance of this contract are within its powers, have been duly authorized by all necessary action and do not violate any of the terms and conditions in its governing documents, any contracts to which it is a party or any law, rule, regulation, or order applicable to it.

     (c) This contract constitutes a legally valid and binding obligation enforceable against it in accordance with its terms, subject to equitable defenses and applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

     The District hereby represents and warrants to the Purchaser that during the term of this contract, the District will not waive, reduce or otherwise forego the collection of the Risk Premium pursuant to Section 7 of this and all other Contracts.

     SECTION 30. COUNTERPARTS.
     This contract may be executed in counterparts, each of which shall be an original and all of which shall constitute the same contract.


                                      PUBLIC UTILITY DISTRICT NO. 2
                                      OF GRANT COUNTY, WASHINGTON

                                      By:  /s/ Mike Conley
          (SEAL)                      ------------------------
                                      President

                                      ATTEST:

                                      /s/ Thomas W. Flint
                                      ------------------------
                                      Secretary





                                      AVISTA CORPORATION



                                      By:  /s/ Gary G. Ely
                                      ------------------------
                                               Gary G. Ely
          (SEAL)                      Title: Chairman of the Board,
                                      President and CEO

                                   EXHIBIT A

                    MONTHLY AMOUNTS OF DISPLACEMENT RESOURCE


A.  For the period November 1, 2005 through September 30, 2006:



------------------------------------------------------------------------------------------------------------------------------------
                 JAN       FEB       MAR       APR       MAY       JUN       JUL       AUG       SEP       OCT     NOV       DEC
------------------------------------------------------------------------------------------------------------------------------------


Capacity
 (MW)            123       123       121        197       249       252       219       151      138     n/a       123       124

------------------------------------------------------------------------------------------------------------------------------------

Energy
 (MWh)        91,512    82,656    90,024    141,643   185,256   181,440   162,936   112,344   99,360     n/a    88,560    92,256

------------------------------------------------------------------------------------------------------------------------------------



B.  For the period October 1, 2006 through September 30, 2011:


------------------------------------------------------------------------------------------------------------------------------------
                  JAN      FEB(1)     MAR      APR        MAY      JUN     JUL      AUG       SEP      OCT      NOV       DEC

------------------------------------------------------------------------------------------------------------------------------------


Capacity
 (MW)             148       149       150       222       270      268      234      167      161       159       163       163

------------------------------------------------------------------------------------------------------------------------------------

Energy
 (MWh)        110,112   100,128   111,600   159,618   200,880  192,960  174,096  124,248  115,920   118,455   117,360   121,272

------------------------------------------------------------------------------------------------------------------------------------

-------------------------
(1)  MWh in February 2008 are 103,704

                                   EXHIBIT B
                    DEFINITIONS OF PRIEST RAPIDS DEVELOPMENT
                            AND WANAPUM DEVELOPMENT

RESOLUTION NO. 390 -- DEFINITION OF PRIEST RAPIDS DEVELOPMENT

     Section 2(f) of Exhibit 1. "Priest Rapids Development" shall mean those properties and facilities consisting of the Priest Rapids dam, site, reservoir, switchyard and power plant, including all generating facilities associated therewith up to and including the first ten (10) main turbine generator units each with a nameplate rating of approximately 78,850 kilowatts and any additional generating facilities which may be installed as provided for in Section 19 of the Original Power Sales Contract, together with the associated transmission facilities consisting of two 230 KV transmission lines and terminal facilities interconnecting the Priest Rapids switchyard and the Bonneville Power Administration's Midway Substation and an undivided one-half (1/2) interest in the interconnecting facilities' between the Priest Rapids switchyard and the Wanapum switchyard.

RESOLUTION NO. 474 -- DEFINITION OF WANAPUM DEVELOPMENT

     Section 2.2. The District specifies and adopts the plan and system hereinafter set forth for the acquisition, by purchase or condemnation, and construction of the following generation and transmission facilities as a separate utility system of the District constituting the Wanapum Development of the District, to wit:

          A. The District shall construct an electric generating plant and associated facilities on the Columbia River at approximately river mile 415 from the mouth of said river at the Wanapum site on said river, in Grant and Kittitas Counties, Washington, as authorized by the Federal Power Commission License for Project No. 2114, originally issued November 4, 1955, and all amendments thereto; said generating plant to have an installed nameplate rating of approximately 831,250 kilowatts, and said generating plant and associated facilities to include, but not limited to, a concrete gravity dam, a fully enclosed reinforced concrete powerhouse containing ten (10) turbo-generating units with provisions in the intake structure for the installation of six (6) additional turbo-generating units, a reservoir, waterways, fish ladders and other fish protective devices; provisions for future installation of navigation locks; transforming facilities; a switchyard; transmission facilities necessary to connect the powerhouse to the existing transmission facilities of the Priest Rapids Development and to the transmission facilities of the Bonneville Power Administration in the vicinity of said Project; railroad siding, shops, warehouses, construction camp, offices, and dwellings; and all other structures, fixtures, equipment or facilities used or useful in the construction, maintenance and operation of the Wanapum Development; and all necessary water rights, development rights, permits and licenses, casements, rights-of-way, flowage rights and rights permitting the storage of water, riparian rights and shore rights.

                             AMENDMENT NO. 1 TO THE
                  PRIEST RAPIDS PROJECT PRODUCT SALES CONTRACT

    The Public Utility District No. 2 of Grant County, Washington, ("District"), and Avista Corporation ("Purchaser"), hereby agree to this Amendment No. 1 to the Priest Rapids Project Product Sales Contract dated December 12, 2001 (the "Product Contract"). Unless otherwise defined herein, all capitalized terms defined in the Product Contract shall have the meanings set forth therein when used in this Amendment.

    1. Term of Amendment No. 1

    This Amendment No. 1 shall take effect on upon the execution by the District and Purchaser, and shall expire on the earlier of the expiration or termination date of the Product Contract.

    2. Amendments to Provisions of the Product Contract

    Purchaser and the District agree that the Product Contract is hereby amended as follows:

       2.1 The definition of the term Priest Rapids Project Output set forth in
           Section 2 is deleted in its entirety and replace with the following:

              "Priest Rapids Project Output" shall mean the amount of capacity, energy (both firm and non-firm), pondage, reactive power, ancillary services (including dynamic load following services) and any other product from the Priest Rapids Development from November 1, 2005 to November 1, 2009 and from the Priest Rapids Project from November 1, 2009 through the term of this contract under the operating conditions which exist during the term, including periods when the Priest Rapid Project may be wholly or partially inoperable for any reason, after correction for encroachment, Canadian entitlement, station and project use, and depletions required by the FERC License or other regulatory requirements.

       2.2 Section 6(b)(6) is deleted in its entirety.

       2.3 Section 7(a)(4) is deleted in its entirety and replaced with the following:

              An estimate of the cost to the Purchaser of the Displacement Product, which shall be the Purchaser Product Percentage of (i) the cost, including the costs of transmission and necessary services, to the District of acquiring Displacement Resources,
              (ii) less the cost, including the costs of transmission and necessary services, of that portion of the total Displacement Resources reserved by the District pursuant to Section 5(b).

Priest Rapids Project Product
Sales Contract
Amendatory Agreement No. 1

       2.4 Section 8(h) is deleted in its entirety and replaced with the following:

              In the event that the District believes that the Purchaser has violated any of the above covenants of Section 8(f) or (g), the District may by written notice to the Purchaser describe the alleged violation in reasonable detail and give the Purchaser no less than 4 business days after receipt of such written notice by Purchaser within which to cease the activity in question or to provide to the District a written explanation as to why the Purchaser believes the activity does not constitute a violation of any of the aforementioned covenants. If the Purchaser does not cure the alleged default and the District continues to reasonably consider the action to be in breach of the covenants, the District shall have the right to terminate this contract, effective immediately upon written notice to the Purchaser, without any liability or further obligation on the part of the District. In the event of such termination, the District shall have the right to use or sell, in any manner the District determines, any Priest Rapids Project Product the Purchaser would have been otherwise entitled to under this contract.

       2.5 Section 9(d)(8) of the Product Contract is amended by adding at the end of such Section 9(d)(8) the following sentence:

              For purposes of Section 9(d)(7) and (8), spill shall mean the product of the spill occurring at the Priest Rapids Project during any hour and the sum of the Purchaser Power Allocations of all Purchasers. Any actual spill that is not allocated to Purchasers pursuant to such sections shall be allocated to the District.

       2.6 The Product Contract is amended by adding a new Exhibit D, Purchasers Product Percentage Allocations, which is attached hereto.

Priest Rapids Project Production
Sales Contract
Amendatory Agreement No. 1            -2-

In Witness Whereof, Purchaser and the District have caused this Amendment No. 1 to be executed in their respective names by their duly authorized officers.



AVISTA CORPORATION                   PUBLIC UTILITY DISTRICT NO. 2 OF
                                     GRANT COUNTY, WASHINGTON



By: /s/ Gary G. Ely                     By:  /s/ Mike Conley
    -----------------------------          ------------------------------------

Title:  Chairman, President & CEO     Title:  President, Board of Commissioners
       --------------------------            ----------------------------------

Date Signed:  Feb. 6, 2002             Date Signed:  Feb. 11, 2002
             --------------------                  ----------------------------


                                        /s/ Thomas W. Flint
                                       -----------------------------------
                                       Secretary, Board of Commissioners






Priest Rapids Project Product
Sales Contract
Amendatory Agreement No. 1

EXHIBIT A. AMENDMENT 1
                               Purchasers Product Percentage Allocations

                                                  Requested   Number of      Section 3c/e   Section 3c/e Step 2
                               Historical Shares  Purchaser   Customers         Step 1         Allocation(1)
Purchaser Name                 1956       1959     Product%      2000         Allocation     Surplus    Displace
--------------                 ----       ----    ---------   ---------      ------------   --------    --------
A. 1956/1959 PURCHASERS
   Pacific Corp                13.9%      18.7%      32.6%       768,446                       25.03%      25.03%
   Portland General            13.9%      18.7%      32.6%       726,039                       25.03%      25.03%
   Puget Sound Energy           8.0%      10.8%      18.8%       915,851                       14.43%      14.43%
   Avista Utilities             6.1%       8.2%      25.0%       309,986                       10.98%      10.98%
   Cowlitz PUD                  2.0%       2.7%       4.7%        44,361                        3.61%       3.61%
   Eugene Water & Elec          1.7%       2.3%       4.0%        80,097                        3.07%       3.07%
   City of Forest Grove         0.5%       0.7%      (5)           8,592                        0.92%       0.92%
   City of McMinnville          0.5%       0.7%      (5)          13,973                        0.92%       0.92%
   City of Milton-Freewater     0.5%       0.7%      (5)           4,581                        0.92%       0.92%

B. 1956 ONLY PURCHASERS(2)
   Seattle City Light           8.0%       n/a       (5)         349,557                        6.14%       6.14%
   Tacoma Power                 8.0%       n/a       16.0%       147,819                        6.14%       6.14%
   Kittitas PUD                 0.4%       n/a                     3,078                        0.31%       0.31%
                                                               ---------                      -------     -------
     Total A + B                                               3,392,380      97.51%           97.51%      97.51%

C. NO. IDAHO PURCHASERS
   Clearwater                   n/a        n/a      10.43%         9,314                        0.27%       0.27%
   Idaho Co. Light & Power      n/a        n/a       2.41%         3,007                        0.09%       0.09%
   Kootenai                     n/a        n/a      16.28%        16,244                        0.47%       0.47%
   Northern Lights              n/a        n/a      12.30%        14,541                        0.42%       0.42%

D. SNAKE RIVER PURCHASERS
   Fall River Rural Elec        n/a        n/a      (6)           10,992                        0.32%       0.32%
   Lost River Electric          n/a        n/a      (6)            2,327                        0.07%       0.07%
   Lower Valley Electric        n/a        n/a      (6)           19,182                        0.55%       0.55%
   Ralt River Rural Elec        n/a        n/a      (6)            2,927                        0.08%       0.08%
   Salmon River Electric        n/a        n/a      (6)            2,570                        0.07%       0.07%
   United Electric              n/a        n/a      (6)            5,515                        0.16%       0.16%
                                                   ---------------------                      -------     -------
     Association Total                               1.24%        43,513                        1.25%       1.25%
                                                                --------                      -------     -------
       Total C & D                                                86,619       2.49%            2.49%       2.49%
                                                                             -------          -------     -------
   Total                       63.5%      63.5%                              100.00%          100.00%     100.00%

                              Section 3c/e Step 2 Allocation (1)                  Adjustment for 2005-2009
                              ----------------------------------                  ------------------------
                                Reasonable            Added                                      Reasonable       Added
Purchaser Name                   Portion            Products(7)    Surplus(2)     Displace(3)    Portion(4)     Products(7)
--------------                  ----------          -----------    ----------     -----------    ----------     -----------

A. 1956/1959 PURCHASERS
   Pacific Corp               25.03%                25.67%         21.34%         26.87%        23.19%          21.89%
   Portland General           25.03%                25.67%         21.43%         26.87%        23.19%          21.89%
   Puget Sound Energy         14.43%                14.80%         12.28%         15.51%        13.36%          12.60%
   Avista Utilities           10.98%                11.26%          9.37%         11.79%        10.17%           9.61%
   Cowlitz PUD                 3.61%                 3.70%          3.07%          3.88%         3.34%           3.15%
   Eugene Water & Elec         3.07%                 3.15%          2.61%          3.39%         2.84%           2.68%
   City of Forest Grove        0.92%                 0.94%          0.77%          1.00%         0.84%           0.79%
   City of McMinnville         0.92%                 0.94%          0.77%          1.00%         0.84%           0.79%
   City of Milton-Freewater    0.92%                 0.94%          0.77%          1.00%         0.84%           0.79%

B. 1956 ONLY PURCHASE(2)
   Seattle City Light          6.14%                6.30%          12.28%         12.28%        12.28%          12.60%
   Tacoma Power                6.14%                6.30%          12.28%         12.28%        12.28%          12.60%
   Kittitas PUD                0.31%                0.31%           0.61%          0.61%         0.61%           0.63%
                             -------              -------         -------        -------       -------         -------
       Total A + B            97.51%              100.00%          97.51%        116.40%       103.81%         100.00%

C. NO. IDAHO PURCHASERS
   Clearwater                  0.27%                n/a             0.27%          0.27%         0.27%            n/a
   Idaho Co. Light & Power     0.09%                n/a             0.09%          0.09%         0.09%            n/a
   Kootenai                    0.47%                n/a             0.47%          0.47%         0.47%            n/a
   Northern Lights             0.42%                n/a             0.42%          0.42%         0.42%            n/a

D. SNAKE RIVER PURCHASERS
   Fall River Rural Elec       0.32%                n/a             0.32%          0.32%         0.32%            n/a
   Lost River Electric         0.07%                n/a             0.07%          0.07%         0.07%            n/a
   Lower Valley Electric       0.55%                n/a             0.55%          0.55%         0.55%            n/a
   Ralt River Rural Elec       0.08%                n/a             0.08%          0.08%         0.08%            n/a
   Salmon River Electric       0.07%                n/a             0.07%          0.07%         0.07%            n/a
   United Electric             0.16%                n/a             0.16%          0.16%         0.16%            n/a
     Association Total       -------              -------         -------        -------       -------         -------
       Total C & D             1.25%                n/a             1.25%          1.25%         1.25%            n/a
   Total                     -------              -------         -------        -------       -------         -------
                               2.49%                n/a             2.49%          2.49%         2.49%            n/a
                             -------              -------         -------        -------       -------         -------
                             100.00%              100.00%         100.00%        118.89%       106.30%         100.00%

NOTES: (1) Allocated per average of 1956 and 1956 Shares or, for Idaho
           Purchasers, per number of customers.
       (2) Allocated per 1956 Shares Surplus Product and, for Idaho Purchasers, per number of customers.
       (3) Allocated per 75% of 1956 Shares and 25% of 1959 Shares for
           1956/1959 Purchaser, per 1956 Shares for the Only 1955 Purchaser, and number of customers for No. Idaho and Snake River Purchasers.
       (3) Allocated per 75% of 1956 Shares and 25% of 1959 Shares for
           1955/1959 Purchasers, per 1956 Shares for the Only 1956 Purchaser, and number of customers for No. Idaho and Snake River Purchasers.
       (5) Have Intent to Sign Contract Letter without Requested Purchaser Product Percent.
       (6) Snake River Purchaser's Contract with the Association.
       (7) Allocated only to the 1956/1959 and Only 1956 Purchasers per 1956 Shares for 2005-2009, then average of 1956 and 1959 Shares post-2009.